Exhibit 99.5

January 9, 2006

Board of Directors
International Microcomputer Software, Inc.
100 Rowland Way, Suite 300
Novato, CA 94945

Re:	Initial Registration Statement on Form S-4 of Broadcaster, Inc. filed on January 9, 2006 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 20, 2005, with respect to the fairness from a financial point of view of the Merger Consideration (as defined therein) to be issued by International Microcomputer Software, Inc. (the “Company”) to the AccessMedia Networks, Inc. ("AccessMedia") stockholders Nanogen pursuant to the Agreement and Plan of Merger dated as of December 16, 2005 among the Company, AccessMedia., ACCM Acquisition Corp., a wholly owned subsidiary of the Company, Broadcaster, Inc. a wholly owned subsidiary of the Company, and the stockholders of AccessMedia.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the above referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above referenced Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement (except any subsequent amendment to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Sincerely,

/s/ Deson & Co.

Deson & Co.